                                 SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         PERFORMANCE FOOD GROUP COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]

                          6800 PARAGON PLACE, SUITE 500
                            RICHMOND, VIRGINIA 23230
                                 (804) 285-7340


Dear Shareholder:

         It is my pleasure to extend to you a cordial invitation to attend the Annual Meeting of Shareholders of Performance Food Group Company (the "Company") to be held at 10:00 a.m., eastern daylight time, on Wednesday, April 29, 1998, at the Pocahontas Foods, USA, Inc. offices, located at 7420 Ranco Road, Richmond, Virginia.

         Shareholders will be asked to elect three directors and to consider and act on a proposal to amend the Company's Employee Stock Purchase Plan. In addition, we will present a report on the condition and performance of the Company, and you will have an opportunity to question management on matters that affect the interests of all shareholders.

         We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you complete and return the enclosed proxy card in the enclosed post-paid envelope. Your vote is important.

         I look forward to seeing you on April 29, 1998.

                                        Sincerely,



                                        Robert C. Sledd
                                        Chairman and Chief Executive Officer

                                     [LOGO]

                          6800 PARAGON PLACE, SUITE 500
                            RICHMOND, VIRGINIA 23230
                                 (804) 285-7340

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Performance Food Group Company (the "Company") will be held at 10:00 a.m., eastern daylight time, on Wednesday, April 29, 1998 at the Pocahontas Foods, USA, Inc. offices, located at 7420 Ranco Road, Richmond, Virginia for the following purposes:

                  1. To elect two (2) Class II directors to hold office for a term of three (3) years and until their successors are elected and qualified and to elect one (1) Class III director to hold office for a term of one (1) year and until his successor is elected and qualified;

                  2. To consider and act upon a proposal to amend the Company's Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder; and

                  3. To transact such other business as may properly come before the Annual Meeting.

         The Board of Directors has fixed the close of business on March 16, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

         Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.

                                  By the Order of the Board of Directors




                                  DAVID W. SOBER, Secretary
Richmond, Virginia
March 26, 1998

         YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

                                     [LOGO]


                          6800 PARAGON PLACE, SUITE 500
                            RICHMOND, VIRGINIA 23230
                                 (804) 285-7340


                              --------------------

                                 PROXY STATEMENT

                              --------------------


         The accompanying proxy is solicited by the Board of Directors of Performance Food Group Company (the "Company") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on April 29, 1998, and any adjournments thereof, notice of which is attached hereto.

         The purposes of the Annual Meeting are to elect two Class II directors and one Class III director; to consider and act upon a proposal to amend the Company's Employee Stock Purchase Plan to increase the number of shares issuable thereunder; and to transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

         A shareholder who signs and returns a proxy may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless so revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted FOR the election of the three director nominees and FOR the amendment to the Employee Stock Purchase Plan.

         The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. If any other matter does come before the Annual Meeting, however, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

         The Board of Directors has fixed the close of business on March 16, 1998 as the record date for the Annual Meeting. Only record holders of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on that date will be entitled to vote at the Annual Meeting. On the record date, the Company had outstanding 12,511,580 shares of Common Stock. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

         The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Because directors are elected by a plurality of the votes cast by the holders of the Common Stock represented and entitled to vote at the Annual Meeting, abstentions are not considered in the election. Because the amendment to the Employee Stock Purchase Plan will be approved if votes for exceed votes cast against the proposal, abstentions are not considered in that vote. Any other matters as may properly come before the meeting or any adjournment thereof shall be approved by the affirmative vote of a majority of the votes cast by the holders of Common Stock represented and entitled to vote at the Annual Meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

         This Proxy Statement and the Company's Annual Report to Shareholders have been mailed on or about March 26, 1998 to all shareholders of record at the close of business on March 16, 1998. The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company's regular officers or employees personally or by telephone or telecopy. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information furnished to the Company as of March 16, 1998 concerning persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Common Stock.


                                                                                      AMOUNT AND
                                                                                      NATURE OF
                                 NAME AND ADDRESS                                     BENEFICIAL         PERCENT
                               OF BENEFICIAL OWNER                                    OWNERSHIP        OF CLASS(1)
                               -------------------                                    ---------        -----------

Performance Food Group Employee Savings and Stock Ownership Trust.................   1,443,533(2)        11.5%
    6800 Paragon Place, Suite 500
    Richmond, Virginia 23230

Palisade Capital Management, L.L.C................................................   1,521,300(3)        12.2%
    One Bridge Plaza, Suite 695
    Fort Lee, New Jersey 07024

-----------------

(1) Computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.
(2) 902,249 shares held by the Performance Food Group Employee Savings and Stock Ownership Plan (the "ESOP") have been allocated to an aggregate of approximately 2,300 participants of the Company who exercise voting power over such shares. The remaining 541,284 unallocated shares are voted by the Trustee at the direction of the Plan Committee which is appointed by the Board of Directors of the Company.
(3) Based solely on information contained in a Schedule 13G/A filed by Palisade Capital Management, L.L.C. with the Securities and Exchange Commission (the "SEC") on February 2, 1998.


                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Company's Restated Charter classifies the Board of Directors into three classes, each class to be as nearly equal in number as possible, designated Class I, Class II and Class III. At each annual meeting, directors of the class whose term of office expires in that year are elected for a three-year term. The terms of the two Class II directors, Robert C. Sledd and Fred C. Goad, Jr., will expire upon the election and qualification of new directors at this Annual Meeting. The terms of each of the two Class III directors and each of the two Class I directors will expire at the annual meeting in 1999 and 2000, respectively. The Board of Directors has designated Robert C. Sledd and Fred C. Goad, Jr. as the two nominees for reelection as Class II directors for a three-year term expiring at the annual meeting in 2001 and until their successors are elected and qualified. Both of the nominees are currently directors of the Company and were elected by the shareholders.

         In addition, Jerry J. Caro, a Class III director, has indicated that he intends to resign from the Board of Directors as of the date of the annual meeting. The Board of Directors has designated John E. Stokely as the nominee for election as a Class III director for a one-year term expiring at the annual meeting in 1999 and until his successor is elected and qualified.

         Unless contrary instructions are received, it is intended that the shares represented by proxies solicited by the Board of Directors will be voted in favor of the election of the two Class II nominees and the Class III nominee as directors. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such an event should occur, the persons named in the form of proxy have advised the Company that they will vote for such substitute or substitutes as shall be designated by the current Board of Directors.

         The following table contains, as of March 16, 1998, certain information concerning the executive officers and directors of the Company, including the nominees, which information has been furnished to the Company by the individuals named.



                                                                                              SHARES
                                                                                              COMMON
                                                                                               STOCK
                                    DIRECTOR       TERM                                    BENEFICIALLY        PERCENT
         NAME              AGE        SINCE       EXPIRES              POSITION              OWNED(1)          OF CLASS
         ----              ---        -----       -------              --------              --------          --------

Robert C. Sledd........     45        1987         1998      Chairman, Chief Executive        347,432(2)          2.8%
                                                                 Officer and Director
C. Michael Gray........     48        1992         1999      President, Chief Operating       145,911             1.2%
                                                                 Officer and Director
Roger L. Boeve.........     59                               Executive Vice President and     111,557(3)            *
                                                                 Chief Financial Officer
Thomas Hoffman.........     58                               Senior Vice President             54,751               *
David W. Sober.........     65                               Vice President of Human           25,007(3)            *
                                                                 Resources and Secretary
Charles E. Adair.......     50        1993         2000      Director                          22,750               *
Jerry J. Caro..........     55        1987         1999      Director                          27,000               *
Fred C. Goad, Jr.......     57        1993         1998      Director                          24,250               *
Timothy M. Graven......     46        1993         2000      Director                          19,750               *
John E. Stokely........     45         ---          ---      Director Nominee                   1,000               *
All directors and
executive officers as a
group (10 persons).....                                                                       779,408             6.0%

--------------------

*        Less than one percent
(1) Includes the following shares which are not currently outstanding but which the named individuals are entitled to acquire as of March 16, 1998 and within 60 days of such date upon the exercise of options: Mr. Sledd - 118,688; Mr. Gray - 88,313; Mr. Boeve - 90,563; Mr. Hoffman -
         26,999; Mr. Sober - 17,888; Mr. Adair - 12,250; Mr. Caro - 27,000; Mr.
         Goad - 12,250; Mr. Graven - 12,250; all directors and executive officers as a group (10 persons) - 406,201 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purposes of computing the percentage of ownership of any other person.
(2) Includes 40,500 shares held by Mr. Sledd as trustee for the benefit of his children. Also includes 2,250 shares held by Mr. Sledd's wife for which Mr. Sledd disclaims beneficial ownership.
(3) Excludes unallocated shares held by the ESOP. Mr. Boeve and Mr. Sober are trustees of the ESOP and are members of the Plan Committee which directs the voting of such shares.

------------------

         The following is a brief summary of the business experience of each of the executive officers and directors of the Company, including the nominees.

         Robert C. Sledd has served as Chairman of the Board of Directors since February 1995 and has served as Chief Executive Officer and a director of the Company since 1987. Mr. Sledd served as President of the Company from 1987 to February 1995. Mr. Sledd has served as a director of Taylor & Sledd Industries, Inc., a predecessor of the Company, since 1974, and served as President and Chief Executive Officer of that company from 1984 to 1987. Mr. Sledd also serves as a director of SCP Pool Corporation, a supplier of swimming pool supplies and related products.

         C. Michael Gray has served as President and Chief Operating Officer of the Company since February 1995 and has served as a director of the Company since 1992. Mr. Gray served as President of Pocahontas Foods, USA, Inc. ("Pocahontas"), a wholly-owned subsidiary of the Company, from 1981 to 1995. Mr. Gray had been employed by Pocahontas since 1975, serving as Marketing Manager and Vice President of Marketing. Prior to joining Pocahontas, Mr. Gray was employed by the Kroger Company as a produce buyer.

         Roger L. Boeve has served as Executive Vice President and Chief Financial Officer of the Company since 1988. Prior to that date, Mr. Boeve served as Executive Vice President and Chief Financial Officer for The Murray Ohio Manufacturing Company and as Corporate Vice President and Treasurer for Bausch and Lomb. Mr. Boeve is a certified public accountant.

         Thomas Hoffman has served as Senior Vice President of the Company since February 1995. Mr. Hoffman has also served as President of Kenneth O. Lester Company, a wholly-owned subsidiary of the Company, since 1989. Prior to joining the Company in 1989, Mr. Hoffman had served in executive capacities at Booth Fisheries Corporation, a subsidiary of Sara Lee Corporation, as well as C.F.S. Continental, Miami and International Foodservice, Miami, two foodservice distributors.

         David W. Sober has served as Vice President of Human Resources since 1987 and as Secretary of the Company since March 1991. Mr. Sober served as Vice President for Purchasing of the Company from March 1991 to July 1994. Mr. Sober served as Corporate Vice President and Secretary for Taylor & Sledd Industries, Inc., a predecessor of the Company, during 1986 and 1987. Mr. Sober held various positions in other companies in the wholesale and retail food industries, including approximately 30 years with the A&P grocery store chain.

         Charles E. Adair has served as a director of the Company since August 1993. Mr. Adair is the Chairman and founder of Adair & Associates, Inc., a consulting and private investment firm founded in 1993 and is President of Kowaliga Capital, Inc., a venture capital management company founded in 1994. Mr. Adair was employed by Durr-Fillauer Medical, Inc., a distributor of pharmaceuticals and other medical products, from 1973 to 1992, serving as Executive Vice President from 1978 to 1981, as President and Chief Operating Officer from 1981 to 1992, and as a director from 1976 to 1992. Mr. Adair also serves as a director of Tech Data Corporation, a distributor of microcomputers and related hardware and software products. Mr. Adair is a certified public accountant.

         Jerry J. Caro has served as a director of the Company since 1987. Mr. Caro served as Founding Chairman of the Company from February 1995 to December 1997, as Senior Vice President from 1989 to December 1997 and as Vice Chairman of the Company from 1988 to February 1995. Prior to joining the Company, Mr. Caro was the President of Caro Foods, Inc., a wholly-owned subsidiary of the Company.

         Fred C. Goad, Jr. has served as a director of the Company since July 1993. Since June 1996, Mr. Goad has served as Chairman and Co-Chief Executive Officer and a director of ENVOY Corporation ("ENVOY"), a provider of electronic transaction processing services for the health care industry. From 1985 to June 1996, Mr. Goad served as President and Chief Executive Officer and as a director of ENVOY. Prior to 1985, Mr. Goad served in executive positions with UCCEL Corporation and FISI-Madison Financial Corp. Mr. Goad also serves as a director of Oacis Healthcare Systems, Inc., a clinical health care software and services company.

         Timothy M. Graven has served as a director of the Company since August 1993. Mr. Graven is the Managing Partner and co-founder of Triad Investment Company, LLC, a private investment firm founded in 1995. Mr. Graven previously served as President and Chief Operating Officer of Steel Technologies, Inc. of Louisville, Kentucky, a steel processing company, from March 1990 to November 1994, as Executive Vice President and Chief Financial Officer from May 1985 to March 1990 and as a director from 1982 to 1994. Mr. Graven also serves as a director of In-House Rehab Corporation, a provider of physical, speech and occupational therapy services to nursing home and other long-term care providers.

         John E. Stokely has been nominated to serve as a director of the Company subject to the approval of the shareholders at the annual meeting. Mr. Stokely is the President, Chief Executive Officer and a director of Richfood Holdings, Inc., a wholesale grocery distributor ("Richfood"). Mr. Stokely has held his current position with Richfood since January 1997, served as President and Chief Operating Officer from April 1995 to January 1997 and served as Executive Vice President from 1990 to April 1995.

         The Board of Directors has established an Audit Committee for the purpose of recommending the Company's auditors, reviewing the scope of their engagement, consulting with such auditors, reviewing the results of the audit examination, acting as a liaison between the Board and the auditors and reviewing various Company policies, including those related to accounting and internal control matters. Messrs. Goad, Graven and Adair comprise the Audit Committee, which met two times during the fiscal year ended December 27, 1997.

         The Board of Directors has established a Compensation Committee for the purpose of evaluating the performance of the Company's officers, reviewing and approving officers' compensation, formulating bonuses for the Company's management and administering the Company's stock incentive plans. Messrs. Goad, Graven and Adair comprise the Compensation Committee, which met two times during the fiscal year ended December 27, 1997.

         The Board of Directors held eight meetings, four of which were via teleconference, during the fiscal year ended December 27, 1997. All incumbent directors attended at least 75% of the meetings of the Board and each committee of the Board on which such directors served, held during fiscal 1997. The Board of Directors does not have a nominating committee.

                             EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 27, 1997 (fiscal 1997), December 28, 1996 (fiscal 1996), and December 30, 1995 (fiscal 1995) for (i) the Chief Executive Officer of the Company and (ii) the four highest paid executive officers of the Company whose salary and bonus payments exceeded $100,000 (collectively, the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG TERM
                                                                                                   COMPENSATION
                                                            ANNUAL COMPENSATION                       AWARDS
                                             -------------------------------------------------  -------------------
                                                                                                    SECURITIES
                                                                                OTHER ANNUAL        UNDERLYING          ALL OTHER
            NAME AND               FISCAL        SALARY           BONUS         COMPENSATION       OPTIONS/SARS       COMPENSATION
       PRINCIPAL POSITION           YEAR          ($)              ($)              ($)               (#)(1)               ($)
       ------------------        ----------  --------------  ---------------  ----------------  -------------------  ---------------
Robert C. Sledd                     1997           $269,807         $164,864         --                 --               $6,359(5)
    Chairman and Chief Executive    1996            242,466          111,139         --               13,501              7,174(5)
    Officer                         1995            189,780          121,523     $50,697(2)           11,250              7,265(5)

C. Michael Gray                     1997            217,858          126,237         --                 --                6,359(5)
    President and Chief Operating   1996            201,509          100,709     35,724(3)            18,751              7,174(5)
    Officer                         1995            169,598           80,704     46,404(3)            11,250              7,265(5)

Roger L. Boeve                      1997            189,333           71,374         --                 --                6,359(5)
    Executive Vice President and    1996            173,741           49,705     39,968(4)            14,251              7,174(5)
    Chief Financial Officer         1995            146,118           54,234     26,670(4)             7,500              7,265(5)


Thomas Hoffman                      1997            185,244           19,530         --                 --                6,359(5)
    Senior Vice President           1996            172,877           59,431         --               16,501              7,174(5)
                                    1995            141,759          160,126         --                3,000              7,265(5)

David W. Sober                      1997            125,159           38,319         --                 --                6,359(5)
    Vice President of Human         1996            113,568           28,785         --                4,200              6,931(5)
    Resources and Secretary         1995            100,133           25,471         --                3,000              5,665(5)

-------------------------

(1) Number of stock options granted under the Company's 1993 Employee Stock Incentive Plan (the "1993 Plan").
(2) Includes $42,851 for moving expenses in connection with the Company's relocation of its headquarters to Richmond, Virginia.
(3) Includes $28,049 in 1996 and $38,487 in 1995 for moving expenses in connection with Mr. Gray's temporary relocation to the Company's facility in Atlanta, Georgia.
(4) Includes $32,122 in 1996 and $18,824 in 1995 for moving expenses in connection with the Company's relocation of its headquarters to Richmond, Virginia.
(5) Includes the dollar value of allocations to the Named Executive Officer under the ESOP based on the closing price of the Company's Common Stock on The Nasdaq Stock Market of $15.83 per share on December 29, 1995 for fiscal 1995, $15.25 per share at December 27, 1996 for fiscal 1996 and $21.00 per share at December 26, 1997 for fiscal 1997.

------------------

         There were no stock option grants to any of the Named Executive Officers during the fiscal year ended December 27, 1997.

\



         The Company has not awarded stock appreciation rights to any employee and has no long-term incentive plans, as that term is defined in regulations promulgated by the SEC. During the fiscal year ended December 27, 1997, the Company did not adjust or amend the exercise price of stock options awarded to the Named Executive Officers, whether through amendment, cancellation or replacement grants, or other means. Also, the Company presently has no defined benefit or actuarial plans covering any employees of the Company.

         The following table sets forth certain information with respect to stock options issued to the Named Executive Officers pursuant to the 1993 Plan and the 1989 Nonqualified Stock Option Plan. No stock options were exercised by the Named Executive Officers in fiscal 1997.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL 1997 YEAR-END OPTION VALUES


                                                               NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                          SHARES                              UNDERLYING UNEXERCISED                    IN-THE-MONEY
                       ACQUIRED ON        VALUE                    OPTIONS HELD AT                       OPTIONS AT
                       EXERCISE (#)    REALIZED ($)               DECEMBER 27, 1997                 DECEMBER 27, 1997(1)
                       ------------    ------------         ----------------------------      ---------------------------------
         NAME                                                EXERCISABLE   UNEXERCISABLE      EXERCISABLE         UNEXERCISABLE
         ----                                                -----------   -------------      -----------         -------------
Robert C. Sledd.......     NONE            NONE                115,875          19,126         $1,872,113             $149,632

C. Michael Gray.......     NONE            NONE                 85,500          24,376          1,386,169              183,757

Roger L. Boeve........     NONE            NONE                 88,688          18,001          1,437,073              133,882

Thomas Hoffman........     NONE            NONE                 26,249          18,001            397,689              123,757

David W. Sober........     NONE            NONE                 17,138           5,700            271,114               43,800

--------------------

(1) Based on the closing price of the Company's Common Stock on The Nasdaq Stock Market at December 26, 1997 of $21.00 per share.


DIRECTOR COMPENSATION

         Non-employee directors receive an annual retainer of $3,000 and a fee of $1,000 for each Board meeting attended, $500 for each committee meeting attended on a day on which there is no regularly scheduled Board meeting, $500 for each meeting attended by telephone and are reimbursed for expenses reasonably incurred in connection with their services as a director. Directors who are officers or employees of the Company receive no compensation for serving as members of the Board. The aggregate amount of fees paid to all of the non-employee directors for fiscal 1997 was $17,000.

         Each non-employee director participates in the Outside Directors' Plan, which was approved by the shareholders of the Company on July 21, 1993. Non-employee directors elected to the Board subsequent to the adoption of the Outside Directors' Plan will receive an option for 5,250 shares upon their election to the Board of Directors and all non-employee directors will receive an annual option grant of 2,500 shares as of the date of each annual meeting of shareholders. The options become exercisable, subject to a director's continued service on the Board of Directors, one year from the date of grant, and expire on the tenth anniversary of such date. All options issued under the Outside Directors' Plan have an exercise price per share at the date of grant equal to the closing sale price on The Nasdaq Stock Market on that date. At December 27, 1997, there were three participants under the Outside Directors' Plan who held options covering an aggregate of 15,750 shares at an exercise price of $9.33 per share, 4,500 shares at an exercise price of $14.17 per share, 4,500 shares at an exercise price of $12.67 per share, 4,500 shares at an exercise price of $18.33 per share and 7,500 shares at an exercise price of $20.00 per share. There have been no exercises to date of options granted under the Outside Directors' Plan.

         The Board of Directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interests of the Company's shareholders and the financial abilities of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1997, the Compensation Committee of the Board of Directors was composed of Messrs. Goad, Graven and Adair. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company's executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Decisions with respect to compensation of the Named Executive Officers for fiscal 1997 were made by the Compensation Committee of the Board of Directors, which was composed of Messrs. Goad, Graven and Adair. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. The Compensation Committee approves compensation actions and long-term incentive awards to the Named Executive Officers and other key employees of the Company, and reviews and administers the incentive compensation, stock option and other compensation plans of the Company.

The overall objectives of the Company's executive compensation program for fiscal 1997 were to:

         - Attract and retain the highest quality talent to lead the Company

         -        Reward key executives based on business performance

         -        Design incentives to maximize shareholder value

         - Assure that objectives for corporate and individual performance are measured

         The philosophy upon which these objectives were based is to provide incentive to the Company's officers to enhance the profitability of the Company and align closely the financial interests of the Company's officers with those of its shareholders. In order to implement this philosophy for fiscal 1997, the Compensation Committee reviewed the various elements of executive compensation, including salaries, incentive compensation awards and stock option awards under the 1993 Plan. In 1995, the Compensation Committee retained William M. Mercer, Incorporated ("Mercer"), a nationally known consulting firm, to determine for the Compensation Committee the Company's practices relative to a comparable group of companies of similar size. The Mercer analysis and the recommendation of the Company's Chairman, Robert C. Sledd, were used by the Compensation Committee to establish compensation levels for fiscal 1997 for members of senior management.

         The Compensation Committee set annual salaries for the Named Executive Officers somewhat below competitive levels so that the Company relies to a significant degree on annual cash bonuses and long-term stock based incentive compensation to attract and retain senior management of outstanding abilities and to motivate them to perform to the full extent of their abilities. Beginning in fiscal 1995, the Compensation Committee and the Board implemented an annual cash bonus program for senior management, including the Named Executive Officers, based on Economic Value Added ("EVA"). EVA measures the Company's ability to generate after-tax operating profits in excess of the cost of capital, including both debt and equity, employed to generate that profit. The Company's bonus program includes a component based on the improvement in EVA over the prior year and a component based on current year EVA. Under this program, an executive's bonus varies directly with improvement in and with the amount of after-tax operating profits in excess of the cost of capital. Therefore, an executive is rewarded for creating shareholder wealth by most effectively utilizing the Company's capital. In addition, an executive's bonus is "at risk" in that no bonuses are paid if the Company fails to improve the utilization of capital or generate after-tax operating profits in excess of the cost of capital. Based on the foregoing, the Company's Chairman and Chief Executive Officer, Robert C. Sledd, was paid a base salary in fiscal 1997 of approximately $270,000 and earned bonuses under the cash bonus program totaling approximately $165,000.

         The long-term incentive program for senior management consists of stock option and other stock-based awards granted under the 1993 Plan. The Compensation Committee has established a pattern of granting stock option awards on a bi-annual basis. Accordingly, no grants of stock options were made to the Named Executive Officers during 1997. The Compensation Committee expects to make awards under the 1993 Plan in fiscal 1998.

FEDERAL INCOME TAX DEDUCTIBILITY LIMITATIONS

         The Compensation Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes enacted as part of the 1993 Omnibus Budget Reconciliation Act ("OBRA") and to seek to qualify the Company's long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. Compensation under the Company's stock incentive plans is currently excluded from the $1,000,000 limit under the transition rules contained in the proposed Treasury regulations under OBRA and none of the Company's executive officers has received other compensation that could potentially exceed the applicable limits under OBRA.

         The tables set forth under "Executive Compensation," and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

  Fred C. Goad, Jr.                  Timothy M. Graven         Charles E. Adair

SHAREHOLDER RETURN PERFORMANCE GRAPH

         The following graph compares the percentage change in the unaudited total return on the Company's Common Stock against the cumulative total return of the S&P 500 Index and the S&P Distributors (Consumer Products) Index between August 24, 1993 (the date the Company's Common Stock began trading on the Nasdaq National Market) and December 27, 1997. The graph assumes the value of the investment in the Company's Common Stock and each index was $100 at August 24, 1993, and that all dividends, if any, were reinvested.


                                      AUGUST
                                       1993   1993   1994   1995   1996  1997
                                      -----   ----   ----   ----   ----  ----
Performance Food Group Company         $100   $158   $81    $153   $150  $230

S&P 500 Index                          $100   $102   $104   $143   $175  $234

S&P Distributors (Food and Health)     $100   $97    $102   $128   $127  $178

                          PROPOSAL 2: AMENDMENT OF THE
                         PERFORMANCE FOOD GROUP COMPANY
                          EMPLOYEE STOCK PURCHASE PLAN

         The Performance Food Group Company Employee Stock Purchase Plan (the "Plan") was adopted by the Company's shareholders on April 19, 1994. The Plan initially authorized 100,000 shares of Common Stock for issuance and authorized an additional 75,000 shares in May 1996, which number of shares was subsequently increased to 262,500 as a result of a stock split in the form of a stock dividend paid on July 15, 1996. The Plan Administrator, which is a committee consisting of one or more persons chosen by the Board of Directors, has reviewed the Plan and has concluded that there are insufficient shares of Common Stock available for issuance under the Plan to meet the demands of the Company's employees choosing to participate in the Plan by directing a portion of their income into equity interests of the Company. The Board of Directors believes the amendment to the Plan is necessary as it believes that broad-based ownership of equity interests in the Company by its employees provides a substantial motivation for superior performance by more closely aligning the economic interests of those employees with the overall performance of the Company.

         In order for the Company to provide its employees with the ability to continue to invest in the Company through the Plan, the Board of Directors proposed the adoption, subject to shareholder approval, of an amendment to the Plan to increase the number of shares available for purchase to 362,500. The Board of Directors believes that the approval of the amendment is essential to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified employees whose interests are aligned with those of other shareholders of the Company.

SUMMARY OF THE AMENDMENT

         The amendment increases the number of shares of Common Stock which may be issued upon the exercise of options by 100,000 shares or less than one percent of the 12,511,580 shares of Common Stock outstanding on March 16, 1998. These shares, in addition to the 61,348 shares currently authorized and available for issuance under the Plan, will provide an aggregate of 161,348 shares available for issuance.

SUMMARY OF MATERIAL PROVISIONS OF THE PLAN

         The following is a summary of the material provisions of the Plan, as proposed to be amended.

         Participation; Awards Under the Plan. Pursuant to the Plan, all employees of the Company and its subsidiaries and affiliates (including executive officers of the Company) who have been employed by the Company for at least six months as of any January 1 or July 1 may elect to deduct from their compensation not less than $130.00 and up to 25% of their Base Pay (as defined in the Plan) for each six-month option period. The dollar amount deducted is credited to the participant's Contribution Account (as defined in the Plan). In addition, a participant is permitted to make two lump sum contributions during each option period, as long as the aggregate amount of salary deductions do not exceed 25% of the participant's compensation. On the Exercise Date (the last trading day of each option period), the amount deducted from each participant's salary and any additional amounts contributed on a lump-sum basis over the course of the period will be used to purchase shares of Common Stock at a purchase price (the "Exercise Price") equal to the lesser of (a) 85% of the closing market price of the shares of Common Stock on the Exercise Date or (b) 85% of the average of the closing market price of the shares of Common Stock on the Grant Date (the first trading date of each six-month period) and the closing market price of the Common Stock on the Exercise Date for such period. On an Exercise Date, all options shall be automatically exercised, except for persons whose employment has terminated or who have withdrawn all contributions.

         Options granted under the Plan are subject to the following limitations: (i) subject to certain adjustments, the maximum number of shares of Common Stock which may be purchased by a participant on an Exercise Date is 1,125 shares; (ii) no participant is allowed to purchase, during a calendar year, stock under the Plan having a market value in excess of $25,000, as determined on the Grant Date; (iii) no option may be granted to a participant who would own 5% or more of the Common Stock of the Company; and (iv) no participant may assign, transfer or otherwise alienate any options granted to him, except by will or the laws of descent and distribution, and such options must be exercised during the participant's lifetime only by him.

         The Company and its subsidiaries have approximately 2,600 employees who are currently eligible to participate in the Plan. Directors of the Company who are not also employees of the Company and holders of 5% or more of the outstanding shares of Common Stock are not eligible to participate in the Plan.

         Administration. The Plan is administered by a Plan Administrator, which Plan Administrator is currently the Compensation Committee of the Board of Directors. The Plan Administrator does not, however, have the discretion to deny the right to participate in the Plan to any employee who meets the eligibility criteria.

         Upon termination of a participant's employment, the employee shall cease being a participant under the Plan, and the balance of the employee's Contribution Account shall be paid to the participant as soon as practical after termination. An option granted to such a participant shall be null and void from the date of termination. Upon the death, retirement or disability of a participant, the participant, or his legal representative, may withdraw the balance in his Contribution Account or may have the accumulated balance used to purchase stock under the Plan. Any remaining money which is insufficient to purchase a whole share is returned to the participant or his legal representative.

         Adjustments. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other change in the Company's structure affecting the Common Stock, appropriate adjustments will be made by the Plan Administrator in the number of shares reserved for issuance under the Plan and the calculation of the Exercise Price.

         Amendment. Without the approval of the shareholders of the Company, the Plan may not be amended to: (i) increase the number of shares reserved under the Plan (except pursuant to certain changes in the capital structure of the Company), (ii) materially increase the benefits accruing to an insider subject to Section 16(a) of the Securities Exchange Act of 1934, as amended ("Statutory Insiders"), (iii) change the method of determining the purchase price of the shares such that the exercise price is reduced for Statutory Insiders or (iv) make participation in the Plan available to any person who is not an employee as defined in the Plan.

         If the amendment to the Plan is approved, the Plan will have 362,500 shares of Common Stock authorized for issuance under the Plan.

         Federal Income Tax Aspects. The following is a brief summary of the Federal income tax aspects of awards made under the Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

         A holder will not recognize income for Federal tax purposes on account of the initial discount when shares are purchased. Instead, income may be recognized when a holder disposes of his or her stock.

         If shares of stock are disposed of before a statutory holding period is met, income is recognized in an amount equal to the difference between the price paid for the shares and the market value of the shares on the date such shares were purchased. If shares are disposed of after meeting the holding period requirement, the holder receives ordinary taxable income in the calendar year of disposition equal to the lesser of (i) the original 15% discount on the shares assuming the stock had been purchased on the Grant Date or (ii) the excess of the fair market value of such shares of Common Stock on the day of disposition over the price paid for such shares. In either case, (i) if a holder's disposition is by gift, such holder will have no further income tax consequences and (ii) in the case of a sale of such shares, the difference between the net proceeds on the date of disposition and the holder's tax basis in such shares (including ordinary income recognized in the disposition) will be taxable as capital gain or loss.

         If an employee leaves contributions in the Plan to purchase Common Stock after he or she retires, the tax consequences depend on whether the termination date is within three months of the Exercise Date. If the termination date is not more than three months prior to the Exercise Date, the tax consequences are as described above. However, if the termination date is more than three months prior to the Exercise Date, the holder is treated as exercising a non-qualified option and is taxed on the Exercise Date on the excess of market value of the stock on that date over the price paid.

         A copy of the proposed amendment is included as Exhibit A hereto. If approved by the shareholders, the amendment will become effective as of the date of the annual meeting.

         The amendment to the Plan will be approved if the votes cast in favor of the amendment exceed the votes cast against it. Abstentions and broker non-votes will not be considered in the vote. The Board of Directors recommends that you vote FOR the approval of the amendment to the Plan.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the year ended December 31, 1997.

                              CERTAIN TRANSACTIONS

         In 1988, Pocahontas leased certain land and buildings from Taylor & Sledd, Inc., a Virginia corporation owned by Robert C. Sledd and certain members of his family. The lease provides for monthly payments of approximately $48,000 and expires on July 31, 2004, subject to certain renewal options on the same terms for successive one year periods. Pocahontas made lease payments in the aggregate amount of $604,000 during fiscal 1997.

         H.C. Sledd, Jr., is a shareholder of Virginia Foodservice Group, Inc. ("VFG"), an independent distributor located in Richmond, Virginia, which participates in various buying programs sponsored and administered by the Company. VFG receives its proportionate share of rebates received from unaffiliated manufacturers or vendors participating in the programs. Mr. Sledd has pledged 6,000 shares of the Company's Common Stock to secure any obligations of VFG to the Company. Robert C. Sledd serves as a director of VFG.

         During 1997, Jerry J. Caro was a minority owner in KMB Transport, Ltd. ("KMB Transport") in Houma, Louisiana, which provides trucking services to the Company from time to time through one or more of the Company's wholly owned subsidiaries. One of Mr. Caro's children now owns a minority interest in KMB Transport. The Company made payments to KMB Transport during fiscal 1997 of approximately $294,000.

         The Board of Directors of the Company has adopted a policy which provides that any transaction between the Company and any of its directors, officers, or principal shareholders or affiliates thereof must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the disinterested directors of the Company. Management believes that past transactions have complied with this policy.

                              INDEPENDENT AUDITORS

         The Board of Directors of the Company has selected KPMG Peat Marwick LLP to serve as independent auditors for the current fiscal year. Such firm has served as the Company's independent auditors since 1987. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                            PROPOSALS OF SHAREHOLDERS

         Shareholders intending to submit proposals for presentation at the next annual meeting of the shareholders of the Company and inclusion in the proxy statement and form of proxy for such meeting should forward such proposals to David W. Sober, Secretary, Performance Food Group Company, 6800 Paragon Place, Suite 500, Richmond, Virginia 23230. Proposals must be in writing and must be received by the Company prior to November 27, 1998. Proposals should be sent to the Company by certified mail, return receipt requested.

                                                                       EXHIBIT A


    AMENDMENT TO PERFORMANCE FOOD GROUP COMPANY EMPLOYEE STOCK PURCHASE PLAN

         Section 6.1 of the Performance Food Group Company Employee Stock Purchase Plan is hereby amended, effective April 29, 1998, subject to the approval of the Performance Food Group Company shareholders at the 1998 Annual Meeting of Shareholders, as follows:

         1. By deleting the first sentence in its entirety and substituting therefor the following:

                  "PFG shall have reserved three hundred sixty-two thousand five hundred (362,500) shares of Stock for issuance upon exercise of the options granted under this Plan."

                                                                      Appendix A


                         PERFORMANCE FOOD GROUP COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 29, 1998


                                      PROXY


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AT 10:00 A.M. (EDT) ON APRIL 29, 1998 AND ANY ADJOURNMENT(S) THEREOF. The undersigned hereby appoints David W. Sober and Roger L. Boeve, or either of them, with full power of substitution, as attorneys, and hereby authorizes them to represent and to vote in the name of and as proxy for the undersigned, as designated, all of the shares of common stock of Performance Food Group Company held of record by the undersigned on March 16, 1998.


1. ELECTION OF TWO CLASS II DIRECTORS TO SERVE UNTIL THE 2001 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED AND ELECTION OF ONE CLASS III DIRECTOR TO SERVE UNTIL THE 1999 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL HIS SUCCESSOR IS ELECTED AND QUALIFIED.

         [ ] FOR all nominees listed below (except as marked to the contrary below).

                 ROBERT C. SLEDD       FRED C. GOAD, JR.     JOHN E. STOKELY

         To withhold authority to vote for any individual nominee, write that nominee's name in the space below:

         ----------------------------------------------------------------------

         [ ]  WITHHOLD AUTHORITY to vote for all nominees.

2.       AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN.

         [ ]  FOR

         [ ]  AGAINST

         [ ]  ABSTAIN


In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES REFERRED TO IN PROPOSAL 1 AND FOR THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

     The undersigned revokes any prior proxies to vote the shares covered by this proxy.



                                   Dated: _______________________________, 1998


                                   ____________________________________________
                                   Signature

                                   ____________________________________________
                                   Signature if Held Jointly
                                   Please sign exactly as name appears on your share certificates. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership or limited liability company, please sign in such organization's name by an authorized person.


     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.